As filed with the Securities and Exchange Commission on August 17, 1999
                                                      Registration No. 333-85353

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------
                             ARCADIA FINANCIAL LTD.
             (Exact name of registrant as specified in its charter)


            MINNESOTA                                41-1664848
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
          incorporation)


                          7825 WASHINGTON AVENUE SOUTH
                        MINNEAPOLIS, MINNESOTA 55439-2435
                                 (612) 942-9880

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       James D. Atkinson III            Copy to:       William B. Payne
      Arcadia Financial Ltd.                         Dorsey & Whitney LLP
   7825 Washington Avenue South                     Pillsbury Center South
Minneapolis, Minnesota  55439-2435                  220 South Sixth Street
          (612) 942-9880                      Minneapolis, Minnesota  55402-1498
                                                        (612) 340-2722

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            ----------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           -------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                           -------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     IN ACCORDANCE WITH RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-18027) DECLARED EFFECTIVE ON JANUARY 13, 1997. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-18027, WHICH SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                   SUBJECT TO COMPLETION, DATED AUGUST 17, 1999
PROSPECTUS




       ------------------------------------------------------------------

                             ARCADIA FINANCIAL LTD.

                                  $225,000,000

                        DEBT SECURITIES, PREFERRED STOCK,
                        DEPOSITARY SHARES, COMMON STOCK,
                          SECURITIES WARRANTS AND UNITS
       ------------------------------------------------------------------




We will sell the securities covered by this prospectus from time to time. We may offer the securities independently or together in any combination, called "units," for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

We will provide the specific terms and prices of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.


Our common stock is traded on the New York Stock Exchange under the symbol "AAC." On August 16, 1999, the last reported sale price of our common stock as reported on the New York Stock Exchange was $6.3125 per share.

                                 ---------------

SEE THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE BUYING ANY OF OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


              The date of this prospectus is August __, 1999.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell our:

         -        debt securities;
         -        preferred stock;
         -        depositary receipts;
         -        common stock;
         -        securities warrants; and
         -        units consisting of any combination of these securities.

This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone else to provide you with information that is different. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the cover page of the document. If any statement in one of these documents is inconsistent with a statement in another document having a later date--for example, a prospectus supplement or a document incorporated by reference in this prospectus--the statement in the document having the later date modifies or supersedes the earlier statement.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................2

RISK FACTORS...................................................................3

ABOUT ARCADIA FINANCIAL LTD...................................................11

USE OF PROCEEDS...............................................................12

RATIOS OF EARNINGS TO FIXED CHARGES AND
         TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
          ....................................................................12

DESCRIPTION OF DEBT SECURITIES................................................13

DESCRIPTION OF PREFERRED STOCK................................................26

DESCRIPTION OF DEPOSITARY SHARES..............................................30

DESCRIPTION OF COMMON STOCK...................................................33

DESCRIPTION OF SECURITIES WARRANTS............................................35

PLAN OF DISTRIBUTION..........................................................38

EXPERTS  .....................................................................39

LEGAL MATTERS.................................................................39

WHERE YOU CAN FIND MORE INFORMATION...........................................39

                                  RISK FACTORS

         YOU SHOULD CONSIDER THE FOLLOWING RISKS CAREFULLY BEFORE YOU DECIDE TO BUY ANY OF OUR SECURITIES.

RISKS RELATED TO OUR LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

         WE MAY NEED ADDITIONAL CAPITAL TO FUND CONTINUED NEGATIVE CASH FLOWS, BUT MAY NOT BE ABLE TO RAISE CAPITAL ON ACCEPTABLE TERMS OR AT ALL. To date, we have operated on a negative operating cash flow basis, and we expect to continue to do so in the near future. Our business requires substantial cash to make payments in connection with the purchase and securitization of loans, for operating expenses and to service our debt. We may require additional capital in the future to satisfy our operating and debt service requirements, to fund growth or to repay our outstanding indebtedness at maturity. We may not, however, be able to access the capital markets in the future on terms acceptable to us, if at all. Factors which could affect our ability to access the capital markets or the costs of any capital raised include:

         -         changes in interest rates;

         -         general economic conditions;

         -         the perception of us in the capital markets; and

         -         the performance of our securitization trusts.

In addition, the agreements governing our existing debt securities and credit facilities significantly restrict our ability to incur additional indebtedness and to issue new classes of preferred stock. Any agreements governing future debt securities or credit facilities may contain similar restrictions.

         ADVERSE CHANGES IN OUR ASSET-BACKED SECURITIES PROGRAM OR IN THE ASSET-BACKED SECURITIES MARKET FOR AUTOMOBILE RECEIVABLES IN GENERAL COULD MATERIALLY ADVERSELY AFFECT US. Our business depends on our ability to aggregate and sell automobile loans in the form of publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts outstanding under our warehouse credit facilities and to purchase additional loans. In addition, the sale of loans to a securitization trust in preparation for securitization, which generally occurs once per quarter, gives rise to the gain on sale that forms a significant part of our reported earnings for each quarter. Accordingly, adverse changes in our asset-backed securities program--such as a delay in the consummation of a planned securitization beyond quarter end, negative market perception of us or the failure of the loans we intend to sell to conform to insurance company and rating agency requirements--or in the general market for automobile loan asset-backed securities could materially adversely affect our ability to purchase and resell loans on a timely basis and on terms reasonably satisfactory to us.

         IF IN THE FUTURE WE ARE UNABLE TO OBTAIN FINANCIAL GUARANTY INSURANCE POLICIES, OR DETERMINE THAT THEY ARE TOO EXPENSIVE, IT COULD REDUCE OUR ABILITY TO SELL THE ASSET-BACKED SECURITIES WE SPONSOR AND ALSO REDUCE THE PRICE AT WHICH WE ARE ABLE TO SELL THEM. All of the securitizations we have sponsored since March 1993 and one of our current warehouse credit facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance, Inc., which is known as FSA. These financial guaranty insurance policies have resulted in those asset-backed securities being rated AAA/Aaa. We believe that this rating has made those securities easier to sell than securities with a lower rating and has enhanced the price at which they have been sold. We also believe that the use of this form of credit enhancement was cheaper than alternative forms available to us at the time. However, FSA is not required to insure the securitizations we sponsor and may not continue to do so. In June 1999, FSA advised us that it expects to modify its requirements for any future securitization transaction with respect to which it provides financial guaranty insurance. These modifications could significantly increase the cash cost to us of using FSA as the provider of credit enhancement for future securitizations. We are currently examining our options in this regard, which may include issuing uninsured asset-backed securities with other credit enhancement features. If we were to do this, some of those securities are likely to receive a rating that is somewhat lower than AAA/Aaa, which could reduce our ability to sell those securities at prices comparable to those received in the past.

         EARLY TERMINATION OF OUR WAREHOUSE CREDIT FACILITIES, OR OUR
INABILITY TO ARRANGE ADDITIONAL WAREHOUSE FACILITIES OR TO EXTEND OR REPLACE EXISTING FACILITIES WHEN THEY EXPIRE, WOULD HAVE A MATERIAL ADVERSE EFFECT ON US. We depend on warehouse facilities with financial institutions or institutional lenders to finance our purchase of loans on a short-term basis pending securitization. At June 30, 1999, we had three primary warehouse facilities with an aggregate borrowing capacity of approximately $700 million. One of those facilities, with a capacity of $400 million, was renewed on July 13, 1999, and will expire in July of 2000. The FSA financial guaranty insurance policy with respect to this facility will be reduced from $400 million to $200 million on February 15, 2000; at the same time, the capacity of the facility itself will also be reduced to $200 million. The remaining facilities expire in September and October of 1999, subject to earlier termination on the occurrence of certain events and to renewal or extension at the option of the lenders. These or similar facilities may not continue to be available on terms reasonably satisfactory to us. Early termination of these warehouse facilities, or our inability to arrange additional warehouse facilities or to extend or replace existing facilities when they expire, would significantly reduce or end our ability to purchase and securitize automobile loans.

RISKS RELATED TO THE PERFORMANCE OF LOANS IN SECURITIZATION TRUSTS THAT WE HAVE SPONSORED

         ANY MATERIAL DEFICIENCIES BETWEEN FUTURE LOAN PERFORMANCE AND
OUR CURRENT ESTIMATES OF THAT PERFORMANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON US, INCLUDING LEADING TO A REDUCTION IN THE VALUATION OF OUR MAIN ASSET, FINANCE INCOME RECEIVABLE. When we sell loans in connection with the creation of a securitization trust and the issuance of asset-backed securities by that trust, we recognize a gain on sale and establish an asset that is called finance income receivable. Finance income receivable is our principle asset, which represents our retained interest in the loans sold. Finance income receivable is calculated using assumptions and estimates concerning future delinquency, default, prepayment, repossession and net loss rates on the securitized loans that management believes are reasonable at the time. We base these assumptions on our historical experience, externally generated industry information, market conditions and expectations of future performance and present value discount rates that we believe would be requested by an unrelated purchaser of a similar asset. However, the loans that we securitize may not perform under varying economic conditions in the manner we currently estimate. In particular, the actual rates of defaults, prepayments and net losses may exceed the estimates used in valuing the finance income receivable and would adversely affect anticipated future cash flow. We periodically review our default, prepayment and net loss assumptions in relation to the current performance of the loans and market conditions and, if necessary, adjust the balance of finance income receivable. We have made two significant permanent reductions to the value of finance income receivable, one at June 30, 1998 ($114.5 million) and one at March 31, 1997 ($98.0 million). Any future permanent reductions to finance income receivable could adversely affect the price for our securities and our ability to raise capital as needed. In addition, we may not be able to sell our finance income receivable at its stated value on our balance sheet.

         ANY DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW FROM SECURITIZATION TRUSTS THAT WE HAVE SPONSORED COULD MATERIALLY ADVERSELY AFFECT US. Our future liquidity and financial condition, and our ability to finance the growth of our business and to repay or refinance our outstanding indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts that we have sponsored. The agreements related to the financial guaranty insurance policies on asset-backed securities issued by these securitization trusts require us to maintain specified amounts of cash in spread accounts for each insured securitization trust. Our obligation to establish and fund these spread accounts is initially met by means of letters of credit, cash deposits and/or cash flows from the related trust. Each month after the spread account has been established, any cash received by the related securitization trust that is in excess of the amount needed to make payments on the asset-back securities is first used to bring the spread account for that trust up to required levels. In addition, under our agreements with FSA, each of these spread accounts is cross-collateralized with the other insured securitization trusts. As a result, cash received by one securitization trust that is in excess of the amount needed to make payments specifically related to that trust may be used to support negative cash flow from, or to replenish the spread account related to, another securitization trust. Only after these uses is any of that cash distributed as excess cash flow to Arcadia Receivables Finance Corporation, one of our subsidiaries known as ARFC, and then on to us. Thus, if the cash flow from all insured securitization trusts is not sufficient to replenish all spread accounts, excess cash flow may not be available to us for that month. The timing and amount of excess cash flow varies based on a number of factors, including but not limited to:

         -        rates of loan delinquencies, defaults and net losses;

         - how quickly repossessed vehicles can be resold and the price at which this is accomplished;

         -        ages of the loans in the portfolio;

         -        levels of voluntary prepayments; and

         - required spread account levels and the amount of cash in the spread accounts relative to those required levels.

Any negative change in these factors could reduce or eliminate excess cash flows to us. We have in the past experienced interruptions in excess cash flows and this may occur again in the future.

         LOAN PORTFOLIO DELINQUENCY, DEFAULT AND NET LOSS RATES THAT ARE POORER THAN PORTFOLIO PERFORMANCE TESTS COULD RESULT IN A DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW AVAILABLE TO US. Each insured securitization trust has portfolio performance tests that relate to levels of delinquencies, defaults and net losses on the loans in the trust. These portfolio performance tests require that the loan portfolio of each insured securitization trust have:

         - an average delinquency ratio not equal to or in excess of a specified percentage;

         - a cumulative default rate not equal to or in excess of specified percentages, which vary based on the aging of the loan portfolio; and

         - a cumulative net loss rate not equal to or in excess of specified percentages, which vary based on the aging of the loan portfolio.

If the loans in any trust perform worse than is required by any of these tests, the amount of cash that has to be retained in the related spread account or accounts increases significantly until the loan portfolio has performed at the required levels for a specified period, generally three to five months. Any violation will decrease available excess cash flow for that time period. FSA as provider of financial guaranty insurance can waive a violation of these portfolio performance tests. We have an arrangement with FSA under which, if loan portfolio performance is poorer than the portfolio performance test levels, our subsidiary ARFC may make a pledge of cash that has the effect of preventing the violation of the portfolio performance test. Some trusts have exceeded these portfolio performance tests in the past, and some trusts were still in excess of these tests at June 30, 1999, but this arrangement has prevented a violation. It has also, however, reduced the amount of cash that would have been available to us for use if we had received a waiver of the violation. An increase in loan delinquencies, cumulative defaults or net losses could result in one or more additional existing securitization trusts exceeding one or more of the portfolio performance tests unless the portfolio performance test levels are changed. FSA is not required either to continue its arrangement with us or to waive any future violations of portfolio performance test levels and might not do so if additional trusts were to perform more poorly then required.

         THE OCCURRENCE OF AN INSURANCE AGREEMENT EVENT OF DEFAULT COULD HAVE
A MATERIAL ADVERSE EFFECT ON US. Our agreement with FSA specifies that there will be an insurance agreement event of default if listed events occur with respect to any series of insured asset-backed securities. These events include loan portfolio performance tests similar to those described above but at significantly higher levels. Following an insurance agreement event of default, FSA may:

         - suspend distributions of cash flow from the related securitization trust and all other insured trusts, including one of our warehouse credit facilities, until the amount of cash in the affected spread account reaches a preset level (generally 25% of the balance of outstanding asset-backed securities in that series);

         -         capture excess cash flow from performing trusts;

         -         increase its premiums;

         -         replace us as servicer with respect to all insured trusts;
                   and

         - foreclose on its collateral security interest in the stock of our subsidiary ARFC.

FSA may waive an insurance agreement event of default. Some of the insured trusts have exceeded these thresholds in the past, but to date we have obtained waivers to permit distributions of excess cash flow. A further increase in loan delinquencies, cumulative defaults and net losses might result in one or more additional securitization trusts exceeding one or more of these thresholds unless the required performance levels are changed. If this were to occur, further waivers may not be available to us. Any action that FSA might take in the absence of a waiver could have a material adverse effect on us, including our ability to pay our obligations. If FSA terminated us as servicer, we would no longer receive the related servicing fees. If FSA foreclosed on the stock that we own in ARFC, it would prevent that subsidiary from providing cash to us.

         CURRENT AND HISTORICAL DELINQUENCY AND DEFAULT RATES OF LOANS IN OUR SERVICING PORTFOLIO MAY UNDERSTATE FUTURE DELINQUENCY AND DEFAULT RATES. The future performance of our security portfolio may vary from current and historical rates for a number of reasons. The incidence of delinquencies and defaults on automobile loans tends to vary with the age of the loans. For example, loans that are between six and 14 months old generally have a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are less than six months or greater than 14 months old. Accordingly, to the extent that our servicing portfolio grows so that it contains disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate delinquency and default rates after that time. In addition, to the extent we offer new loan products which involve different underwriting policies from those we have used in the past, the delinquency and default rates of our servicing portfolio may change.

         PAST PURCHASES OF HIGHER RISK LOANS MAY CONTINUE TO NEGATIVELY IMPACT THE PERFORMANCE OF OUR SERVICED LOAN PORTFOLIO. Through 1997, we consistently increased our purchases of higher risk loans. These historic increases in the proportion of higher risk loans in our serviced loan portfolio led to an increase in the rates of delinquencies, repossessions and losses on those loans. These higher risk loans will likely continue to negatively impact our loan performance statistics in the near future.

         INCREASES IN LOAN DELINQUENCY, DEFAULT AND LOSS RATES MAY VIOLATE TESTS IN THE AGREEMENTS THAT GOVERN OUR WAREHOUSE CREDIT FACILITIES. The agreements that govern our warehouse credit facilities contain tests that set limits on:

         -         loan delinquency rates;

         -         loan default rates;

         -         loan payment extensions;

         -         loan loss rates;

         -         interest rate yields;

         -         borrower bankruptcy rates;

         -         borrower credit scores; and

         -         loan-to-value ratios.

If the performance of the relevant loan portfolios exceeds these limits, lenders under the affected warehouse facility have no further obligation to extend credit, which would substantially reduce or eliminate our capacity to purchase additional automobile loans. In addition, if the limits under any one agreement are exceeded, there may be cross-defaults under other credit agreements, which could result in our being required immediately to pay all amounts due under those agreements.

           THERE MAY BE A FUTURE INCREASE IN THE NUMBER OF LOANS THAT WE HAVE EXTENDED OR AMENDED, WHICH GENERALLY PRESENT SUBSTANTIALLY HIGHER DEFAULT RISKS THAN LOANS THAT HAVE NEITHER OF THESE CHARACTERISTICS. Like others in the industry, we give certain borrowers extensions or amendments to loan terms in certain circumstances. Loans that have been extended or amended generally present substantially higher default risks than loans that have neither of these characteristics. Continued slowing of the rate of portfolio growth, which will result in a higher percentage of loans of the age that are more likely to be extended or amended, could contribute to an increase in these statistics. The granting of an extension or amendment may have the effect of removing the related loan from delinquent status.

RISKS RELATED TO GENERAL ECONOMIC CONDITIONS

         ECONOMIC CONDITIONS INFLUENCE OUR LEVEL OF BUSINESS AND THE PERFORMANCE OF THE LOANS IN THE SERVICED PORTFOLIO. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans. Any increase on defaults would have the adverse effects noted above. These periods may also be accompanied by decreased consumer demand for automobiles which would result in reduced demand for automobile loans and could reduce business for us. Decreased consumer demand for automobiles also contributes to a decline in the values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default.

         OUR BUSINESS MAY BE AFFECTED BY PRICES FOR USED AUTOMOBILES. Significant increases in the inventory of used automobiles during recessions may depress the prices at which we can sell our inventory of repossessed vehicles or delay sales. In addition, average used car prices have fluctuated in the past, and any future softening of the used car market could cause our recovery rate on repossessed vehicles to decline below the current level. This, in turn, might have an adverse effect on loan loss levels, with all the potential effects of a decline in portfolio performance, and could require adjustments to estimated recovery rates and finance income receivable similar to those made at June 30, 1998 and March 31, 1997, both of which included amounts related to a reduction in the estimated recovery rates.

         OUR PROFITABILITY MAY BE DIRECTLY AFFECTED BY THE LEVEL OF AND FLUCTUATIONS IN INTEREST RATES. The level of and fluctuations in interest rates affect the difference between the annual percentage rate paid by the borrowers under the loans we purchase and the interest rate on the asset-back securities we sell. This gross interest rate spread is a major source of profit for us.
We monitor the interest rate environment and employ strategies designed to mitigate the effect of changes in interest rates on our gross interest rate spread. However, changes in interest rates may adversely affect our profitability.

         A CONTINUATION OR INCREASE IN RECENT LEVELS OF PERSONAL BANKRUPTCY FILINGS COULD ADVERSELY AFFECT THE PERFORMANCE OF THE LOAN PORTFOLIO WE SERVICE. Recent media reports have suggested an increase in the number of personal bankruptcy filings and defaults on consumer credit. During most of 1997, much of 1998 and the first six months of 1999, we experienced a slight increase in the proportion of our servicing portfolio representing loans to borrowers who have filed for bankruptcy protection. A continuation or increase in this trend could contribute to greater default and net loss rates than we have historically experienced. In addition, this increase in consumer bankruptcy filings and defaults on consumer credit during a period of economic growth indicates that the impact of consumer behavior on default rates is not limited to periods of economic slowdown or recession.

RISKS RELATED TO THE NATURE OF THE SECURITIES OFFERED BY THIS PROSPECTUS

         MOST OF OUR CASH FLOW COMES FROM, AND ASSETS BELONG TO, LEGALLY DISTINCT SUBSIDIARIES WITH NO OBLIGATIONS TO PAY AMOUNTS DUE UNDER THE SUBORDINATED NOTES AND WHOSE CREDITORS HAVE CLAIMS ON THOSE ASSETS THAT ARE SENIOR TO OUR CLAIMS OR THE CLAIMS OF OUR CREDITORS, INCLUDING THE HOLDERS OF THE SUBORDINATED NOTES. A significant portion of our cash flow comes in the form of distributions from our special-purpose subsidiaries, which have the legal right to receive the excess cash flow from the securitization trusts we have sponsored. These subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. As a result, if any third party were to enforce any of the restrictions on the distribution of cash from our subsidiaries discussed above, our ability to pay interest and principal on our outstanding indebtedness would be significantly impaired. In addition, substantially all of the assets shown on our financial statements, in particular the finance income receivable and the loans held for sale, are legally owned by these special-purpose subsidiaries, not us. Thus, creditors of those subsidiaries would have first claim to those assets in any liquidation or similar event, rather than us or any of our creditors. As of June 30, 1999, our subsidiaries had approximately $98.3 million of indebtedness.

         ALL PAYMENTS ON THE SUBORDINATED DEBT WILL BE SUBORDINATED TO THE PRIOR PAYMENT OF ALL AMOUNTS DUE ON ANY SENIOR INDEBTEDNESS. If we make a distribution to creditor, the right of holders of any subordinated debt securities to receive payment of any amounts due to them--whether interest or principal--will be subordinated to the right of all holders of any senior indebtedness, as defined in the subordinated debt indenture, to receive prior payment of all amounts due to them. Similarly, if an event of default on any senior indebtedness occurs, until it has been cured, we will not be able to make any payments on account of any subordinated debt securities.

         WE HAVE A LARGE AMOUNT OF OUTSTANDING DEBT, WHICH MAY MAKE IT HARDER TO OBTAIN FINANCING, WILL INCREASE THE COST TO US OF OUR DEBT AND MAY MAGNIFY THE RESULTS OF ANY DEFAULT UNDER ANY OF OUR OUTSTANDING INDEBTEDNESS. At June 30, 1999, we had a total of $447.6 million of debt outstanding and had a debt-to-equity ratio of 1.96. (These amounts do not include any debt of our subsidiaries.) The issuance of additional debt securities could increase our debt-to-equity ratio or leverage, which may in turn make it harder for us to obtain future financing. In addition, the issuance of any debt securities will increase the cost of paying interest on our debt, except to the extent that the proceeds from the sales are used to repay other outstanding indebtedness. Although our cash flow from operations and capital raising activities has historically been sufficient to pay amounts due on our indebtedness, this may not continue to be the case; any additional indebtedness may increase the risk that our cash flow is insufficient to pay amounts due. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business.

         OUR OUTSTANDING DEBT SECURITIES CONTAIN RESTRICTIVE COVENANTS THAT MAY RESTRICT OUR ABILITY TO OBTAIN FINANCING AND NONCOMPLIANCE WITH WHICH COULD LEAD TO A DEFAULT WITH RESPECT TO THAT AND ANY OTHER INDEBTEDNESS. We are subject to restrictive covenants under our outstanding debt securities and our other debt financing agreements, some of which may significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Any future indebtedness may also contain similar restrictive covenants. Noncompliance with any covenants under any of our outstanding indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under other indebtedness. If this were to happen, we might not be able to repay or refinance all of our debt and in particular might not be able to repay any subordinated debt securities, since their repayment is subordinated to the prior repayment of all senior debt outstanding at the time.

         IF THE HOLDERS OF OUR SENIOR NOTES ISSUED IN MARCH AND OCTOBER OF 1997 WERE TO EXERCISE THEIR RIGHT TO REQUIRE US TO REPURCHASE THEIR NOTES, IT MIGHT CAUSE A DEFAULT UNDER OUR OUTSTANDING INDEBTEDNESS. The holders of our currently outstanding senior notes may require us to repurchase all or a portion of those notes upon the occurrence of various events, including a change of control, specified types of asset sales and specified adverse loss experiences with respect to the securitization trusts we have sponsored. In 1996, we received an indication of interest to buy our company. At that time, we examined our strategic alternatives, including a sale. While no definitive offers to buy were received, a transaction like this might cause a change in control in the future. If we were required to repurchase any of these senior notes for this or any other reason, any funds so used would not be available to pay principal or interest on any other indebtedness that did not have a similar covenant, and we might not be able to access other funds to do so. Moreover, we might not have sufficient funds available to repurchase the senior notes. Our inability to do so could cause defaults under, and acceleration of, both the senior notes and, under cross-default provisions, our other indebtedness.

         OUR BOARD OF DIRECTORS HAS THE POWER TO CREATE AND ISSUE A NEW CLASS OR SERIES OF STOCK THAT COULD ADVERSELY AFFECT THE VOTING POWER, DIVIDEND, LIQUIDATION AND OTHER RIGHTS OF HOLDERS OF OUR COMMON STOCK. Our authorized and unissued stock includes shares that are undesignated as to rights. Under our articles of incorporation, our board of directors has the power to create and issue new classes or series of stock using these undesignated shares. In connection with this, our board of directors may give the new class or series any rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and issuance of a new class or series of stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

         OUR CHARTER DOCUMENTS AND SHAREHOLDER RIGHTS PLAN AND MINNESOTA LAW MAY DISCOURAGE AN ACQUISITION OF OUR COMPANY. Provisions of our articles of incorporation and bylaws, the existence of our shareholder rights plan and the provisions of Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

OTHER RISKS RELATING TO US

         WE MAY BE UNABLE TO IMPROVE OUR SERVICING PERFORMANCE, IN PARTICULAR AS THE RESULT OF HIGH EMPLOYEE TURNOVER OR AN INABILITY TO ATTRACT AND RETAIN REPLACEMENT SERVICING AND COLLECTION PERSONNEL. Our ability to manage portfolio delinquency, default and loss rates depends on the maintenance of efficient collection and repossession procedures and on attracting and retaining an adequate number of qualified servicing and collection personnel. We may not succeed in the efforts we have undertaken since 1996 to improve our servicing and collection performance. During 1997 and 1998 we experienced an increase in employee turnover rate, especially among our collection personnel. This was due in part to low unemployment rates driven by economic growth and the continued expansion of the consumer credit markets and in part to our efforts to consolidate our servicing and collection operations. This consolidation, resulted in service centers being moved from one location to another. Similar high turnover in the future, or an inability to attract and retain replacement personnel, could have an adverse effect on our performance, especially our portfolio delinquency, default and net loss rates.

         WE ARE A DEFENDANT IN LEGAL PROCEEDINGS THE OUTCOME OF WHICH COULD HAVE AN ADVERSE EFFECT ON US. We and some of our directors and officers are defendants in a consolidated lawsuit, IN RE OLYMPIC FINANCIAL LTD. SECURITIES LITIGATION. The plaintiffs allege that during the period from July 20, 1995 through March 3, 1997, we and our directors and officers illegally engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of our common stock. While we believe that this action is without merit and intend to defend it vigorously, we cannot be sure of success. In addition, in the course of our business, we are routinely a party or subject to other items of pending or threatened litigation. This includes actions against borrowers to collect amounts on loans or to repossess vehicles and litigation challenging the terms of loans we have purchased. The ultimate outcome of these matters cannot be predicted and we may not prevail in all of these lawsuits. Any order, judgment, settlement or decree that was adverse to us could have a material adverse effect on us.

         THE FAILURE OF YEAR 2000 NON-COMPLIANT SYSTEMS, EITHER OUR OWN OR THOSE OF OUR SIGNIFICANT THIRD PARTY PROVIDERS, MAY MAKE US UNABLE TO PERFORM KEY OPERATING ACTIVITIES AND COULD ALSO SUBJECT US TO LITIGATION. We have reviewed our automated information systems, including our loan accounting system, business support systems and facility operating systems and have initiated the replacement, modification or reprogramming of Year 2000 non- compliant hardware and software. In addition, we have developed and are implementing a plan to contact parties which provide services critical to the successful operation of our business to learn how they are addressing the issue and to evaluate any likely impact on us. However, we have not yet completed all necessary processes of our Year 2000 plan. Nor do we have contingency plans in place in case we do not complete all phases of our Year 2000 program. If we do not complete our Year 2000 program successfully, we may be unable to perform our key operating activities and could also be subject to litigation regarding the results of systems failures, such as improper application of repayments and resulting incorrect credit reporting to credit bureaus.

         OUR ABILITY TO COMPETE IN THE HIGHLY COMPETITIVE AUTOMOBILE FINANCING MARKET MAY BE LIMITED BY OUR COMPETITORS' GREATER RESOURCES AND BECAUSE WE DO NOT OFFER DEALERS ALL THE PROGRAMS THAT SOME COMPETITORS DO. Many of our existing and potential competitors, which include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts and leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company, have greater financial, technical and marketing resources than we have. From time to time these competitors offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles which we are unable to match. Many of these competitors also have longstanding relationships with automobile dealers, making it difficult for us to develop relationships with those dealers. In addition, some of the major entities that compete with us provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which we do not provide. All of this may have the effect of making us less competitive.

         VIOLATIONS OF OR CHANGES IN THE LAWS AND REGULATIONS THAT GOVERN OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON US. Our business is subject to numerous federal and state consumer protection laws and regulations. Among other things, these laws and regulations:

         -        require us to obtain and maintain licenses and qualifications;

         -        limit interest rates, fees and other charges;

         - limit or prescribe various other terms of our automobile loan contracts;

         -        require specific disclosures; and

         -        define our rights to repossess and sell collateral vehicles.

If we were to violate these laws and regulations, even unintentionally, we could be subject to government enforcement action or to consumer or securityholder lawsuits seeking to recover for damages alleged to have resulted from the violations. Changes in existing laws or regulations, or in their interpretation, or the promulgation of additional laws or regulations could, among other things, impose significant new restrictions on the way in which we do business or result in significantly increased compliance costs. If any of this happened, it could have a material adverse effect on us.

                                           ---------------

         THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT OURSELVES AND OUR INDUSTRY. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF LANGUAGE SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "SHOULD" OR "CONTINUE," AND SIMILAR LANGUAGE. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTY. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD- LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, WHICH ARE DESCRIBED IN THIS SECTION AND ELSEWHERE. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

                          ABOUT ARCADIA FINANCIAL LTD.

         We purchase, securitize and service consumer automobile loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. We purchase our consumer automobile loans through 18 regional buying centers located in 15 states. These buying centers are supplemented by a network of dealer development representatives who develop and maintain relationships with car dealers operating within each buying center's immediate market area or in surrounding market areas. Credit approval and loan processing are generally performed at the regional buying center or at our headquarters in Minneapolis, Minnesota.

         Our lending programs are designed to serve consumers who have limited access to traditional automobile financing, typically because they have prior credit difficulties or limited credit histories. Because we serve consumers who are unable to meet the credit standards imposed by most traditional automobile financing sources, we generally charge interest at rates higher than those charged by traditional sources. We also expect to sustain a higher level of credit losses than traditional sources because we provide financing to relatively high-risk borrowers.

         We employ a risk-based pricing strategy for determining which loans to purchase and the terms of the loans we purchase. We compare the terms the borrower wishes to obtain with the results of an evaluation of his or her credit characteristics on the basis of our underwriting and credit scoring criteria. Our underwriting procedures focus on a borrower's credit characteristics and collateral value and do not distinguish between new and used vehicles, which represented approximately 13% and 87%, respectively, of our loan purchases in 1998. In the past, we marketed our loan products using two programs. However, in 1998, we determined that it was more appropriate to make underwriting decisions based on a multi-tiered risk-based pricing matrix. We believe that this tiering provides us with a higher level of precision in estimating future default rates and loan profitability. We base our analysis of loan loss reserves in part on the credit performance we expect from each risk tier and on the proportion of loan portfolio in each of the tiers. Our goal is to maximize the difference between the borrowers' interest rates and the level of net losses we expect on the loans we purchase.

         We fund our initial purchases of loans primarily with money borrowed under warehouse facilities, which are arrangements that allow us to borrow cash secured by the loans we purchase with the cash. We then securitize the loans we have purchased, generally on a quarterly or more frequent basis. To securitize loans, we transfer them through one of our special purpose subsidiaries to a securitization trust that has been newly created for the transaction. The securitization trust issues one or more classes of debt securities called asset-backed securities and sells them to investors. When the sale of the securities is completed (which may be some time after the sale of the asset-backed securities), we recognize an accounting gain on the sale of the loans and use the proceeds primarily to repay amounts outstanding under our warehouse facilities.

         Each month, collections of principal and interest on the loans in each securitization trust are used by the trustee of that trust to pay amounts due to the holders of the trust's asset-backed securities, to establish and maintain spread accounts as a source of cash to cover possible shortfalls in collections on the loans in the trust and to pay expenses associated with the securitization and the servicing of the loans. Any funds that remain are generally distributed to us, subject to our agreements with Financial Security Assurance Inc., our provider of financial guaranty insurance policies.

         We also act as servicer for the loans included in securitization trusts. In return, we receive servicing fees based on the outstanding principal balance on the loans and also receive collection fees, such as late payment fees and insufficient fund charges, and interest on collection accounts. To perform our servicing responsibilities, we operate a national customer service center in Minneapolis, Minnesota, and four regional collection centers located in Charlotte, North Carolina; Dallas, Texas; Denver, Colorado; and Minneapolis, Minnesota.

         Arcadia Financial is a Minnesota corporation that was incorporated on March 8, 1990. Our principal executive offices are located at 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435, and our telephone number is
(612) 942-9880.

                                 USE OF PROCEEDS

         Unless otherwise specified in an applicable prospectus supplement, we intend to add the net proceeds we receive from the sale of any of the securities offered by this prospectus to our general funds, in which case they will be available for working capital and other general corporate purposes. These uses may include funding loan purchases, repaying maturing obligations and redeeming outstanding indebtedness. Pending those uses, we may temporarily invest the net proceeds in short-term investments or use them to reduce short-term indebtedness, including indebtedness under our warehouse facilities.

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following are the consolidated ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods presented.

                                                                              Years Ended                        SIX MONTHS
                                                                              December 31,                      ENDED JUNE 30,
                                                             --------------------------------------------      ---------------
                                                             1994       1995      1996     1997      1998      1998       1999
                                                             ----       ----      ----     ----      ----      ----       ----
(Dollars in thousands)

Ratio of earnings to fixed charges.......................    1.76x      3.33x    4.08x         -         -         -      1.95x
Deficiency in earnings to fixed charges..................        -          -        -    69,633    92,476   105,748          -
Ratio of earnings to combined fixed charges and
   preferred stock dividends.............................    1.12x      2.76x    3.81x         -         -         -      1.95x
Deficiency in earnings to combined fixed charges and
   preferred stock dividends.............................        -          -        -    69,633    92,476   105,748          -

         For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental charges. Combined fixed charges and preferred stock dividends consist of the fixed charges described above plus the pre-tax income necessary to pay dividends on our previously outstanding 8% Cumulative Convertible Exchangeable Preferred Stock, all of which was converted or redeemed on or before December 2, 1996.

                         DESCRIPTION OF DEBT SECURITIES

         This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. A prospectus supplement will describe the specific terms of the series of debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. This prospectus provides only a summary description of the debt securities and related indentures. Because this is only a summary, it does not contain all of the details found in the full text of the indentures and debt securities. If you would like additional information, you should read the forms of indentures and the forms of debt securities, which will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus relates.

         The amount of debt securities offered by this prospectus will be limited to the amount of securities described on the cover of this prospectus that we have not already issued or reserved for issuance. The indentures will not limit the total principal amount of debt securities that we may issue under the indentures.

GENERAL

         We may issue senior debt securities and subordinated debt securities. The senior debt securities will be issued under an indenture dated as of March 12, 1997, between Arcadia Financial and Norwest Bank Minnesota, National Association, as trustee. The subordinated debt securities will be issued under the subordinated indenture, which will be between Arcadia Financial and the trustee named in the prospectus supplement. The indentures will be filed as exhibits to the registration statement of which this prospectus is a part. The debt securities may be issued either separately, together with, upon conversion of or in exchange for other securities.

         The senior debt securities will rank equally with our other unsecured, unsubordinated indebtedness, except to the extent that they are secured by any collateral. The subordinated debt securities will be unsecured and will be subordinated in right of payment to the prior payment in full of our senior debt, as described under "Description of Subordinated Debt Securities--Subordination of Subordinated Debt Securities."

         The debt securities may be issued from time to time in one or more series. The terms of each series, including any restrictive covenants with respect to each series, will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. Under the indentures we may, without the consent of the holders, of any debt securities, reopen a previous series and issue additional securities in that series or establish additional terms for that series.

         The prospectus supplement will indicate the form, registered or bearer, and denominations in which debt securities of any series may be issued. Debt securities also may be issued in the form of one or more global securities, as described below under "Global Securities." The debt securities, other than those issued in the form of a global security, may be exchanged or transferred without charge, but we may require payment of a sum sufficient to cover any required taxes or other governmental charges. We also may require the holders to furnish appropriate endorsements and transfer documents before exchanging or transferring the debt securities.

         Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indentures. The prospectus supplement will describe the federal income tax consequences and other special factors that should be considered prior to purchasing any original issue discount securities.

         The principal and any premium and interest on the debt securities will be paid, and the transfer of the debt securities may be registered, at the corporate trust office of the trustee in the case of subordinated debt securities, and at the office or agency maintained for this purpose in the case of the senior debt securities. Any interest payable on a debt security will be paid to the person in whose name that debt security is registered in the relevant security register. In the case of subordinated debt securities, we also may pay interest by check mailed to the address of the person entitled to payment as the address appears on the relevant security register.

         A prospectus supplement relating to a particular series of debt securities will contain the specific terms relating to the offering of those securities. The terms will include some or all of the following:

         -        the title and type of debt securities;

         - any limit on the total principal amount of the debt securities;

         - the person to whom any interest on the debt securities will be paid, if other than the person in whose name the debt securities are registered on the regular record date for the interest;

         - the date or dates on which the principal and any premium on the debt securities will be paid;

         - the interest rate or rates on the debt securities, the date from which interest will accrue, the record and interest payment dates, any circumstances under which we may defer interest payments, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

         - the place or places where the principal, premium, if any, and interest on the debt securities will be paid and where the debt securities may be surrendered for registration of transfer or exchange;

         - any applicable redemption provisions that would permit us to redeem the debt securities prior to their final maturity;

         - whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that we would use to redeem the debt securities prior to their final maturity;

         - whether the debt securities may be converted into or exchanged for shares of common stock and/or for other securities, and if so, the terms and conditions upon which the debt securities will be converted or exchanged;

         - the identity of each security registrar and paying agent, if other than or in addition to the trustee;

         - if the amount of principal or any premium or interest on the debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts will be determined;

         - any changes to or additional definitions, covenants or events of default under the indentures and any change in the right of the trustee or the holders to declare the principal or any premium or interest on the debt securities due and payable;

         -        the denominations in which the debt securities will be issued;

         - if the principal and any premium and interest on the debt securities will be paid in a currency other than U.S. dollars, the manner of determining the U.S. dollar equivalent of the principal amount outstanding, and, if any payment on the debt securities may be paid, at either our or your election, in one or more other currencies other than those named in the initial debt securities, the specifics of any payment in those other currencies;

         - any federal income tax consequences and other special factors applicable to debt securities denominated in a currency other than U.S. dollars;

         - if less than the principal amount, the portion of the principal payable upon acceleration of the debt securities following an event of default;

         - whether the debt securities are to be issued, in whole or in part, in the form of one or more global securities, together with relevant information about the depositary for the global securities and their transfer;

         - whether the provisions described under the heading "Defeasance" apply to the debt securities;

         - whether any series of senior debt securities will be secured, and the type, amount and other terms of the collateral to be provided as the security; and

         - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

GLOBAL SECURITIES

         This section summarizes the terms and provisions of series of debt securities issued, in whole or in part, in the form of global securities deposited with, or on behalf of, The Depository Trust Company ("DTC"). DTC is a limited-purpose trust company organized under the New York Banking Law that is a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC exists to hold securities that its participants deposit with DTC and to facilitate the settlement among participants of transactions in deposited securities through electronic computerized book-entry changes in participants' accounts. This computerized process eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. These entities are considered to be "direct participants" of DTC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others, known as "indirect participants," such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         DTC may act as securities depositary for the debt securities offered under this prospectus. Each debt security represented by a global security is referred to as a book-entry security. Upon initial issuance, all book-entry securities of the same series, bearing interest, if any, at the same rate or pursuant to the same formula, and having the same date of issuance, redemption provisions, repayment provisions, stated maturity and other terms, will be represented by a single global security. Each global security representing book-entry securities will be deposited with or on behalf of DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable prospectus supplement, all book-entry securities will be denominated in U.S. dollars.

         Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser, whom we refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. DTC has no knowledge of the identity of the actual beneficial owners of the debt securities; its records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, unless use of the book-entry system is discontinued for the relevant securities. Beneficial owners will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities will be accomplished by entries on the books of participants acting on behalf of beneficial owners.

         Payments of principal, any premium and interest on book-entry securities will be made directly to DTC or its nominee, as the case may be, as the sole registered holder of the book-entry securities. We understand that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Neither we nor the trustee or any paying or other agent of either of us will be responsible or liable for:

         - any aspect of DTC's records relating to, or payments made on account of, its participants;

         - maintaining, supervising or reviewing any of DTC's records relating to the interests of its participants; or

         - any other aspect of the relationship between DTC and its participants, or the relationship between DTC's participants and the beneficial owners.

         Beneficial owners will not be considered the registered holders of the debt securities for any purpose under the applicable indenture. Accordingly, each beneficial owner must rely on the procedures of DTC or, if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a registered holder under the applicable indenture. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

         As the registered holder of each global security, DTC may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a registered holder is entitled to give or take under the applicable indenture. It is our understanding that under existing industry practices, if we request that the registered holders take any action, or if a beneficial owner desires to give or take any action that a registered holder is entitled to give or take, then DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and the participants would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of the beneficial owners.

         No global security representing book-entry securities may be exchanged or transferred, except as a whole by a nominee of DTC to DTC or another of its nominees, or by DTC or its nominees to a successor of DTC or a nominee of the successor.

         We may, at our option, decide to discontinue use of the system of book-entry transfers. DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to us and the relevant trustee. After an event of default, the system of book-entry transfers may be terminated. In each case, if a successor securities depositary is not obtained, certificates representing the debt securities will be printed and delivered as DTC's participants direct.

DESCRIPTION OF SENIOR DEBT SECURITIES

         This section summarizes the material terms and provisions of the senior debt securities and the senior indenture. Because this is a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information, you should read the form of senior indenture and the form of senior debt securities, which will be filed as an exhibit to the registration statement to which this prospectus relates.

REDEMPTION

         The prospectus supplement for any series of senior debt securities will specify any provisions for their redemption, including any sinking fund. Except as described in the prospectus supplement, we are not required to make redemption or sinking fund payments. The senior indenture provides that in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, we may:

         - deliver outstanding senior debt securities, with similar terms, other than any previously called for redemption; and

         - apply as a credit senior debt securities, with similar terms, of a series that have been redeemed either (a) at our election pursuant to the terms of the senior debt securities, or (b) through the application of permitted optional sinking fund payments pursuant to the terms of the senior debt securities.

The senior indenture also provides that if less than all of the senior debt securities of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the trustee:

         - on a pro rata basis, and in a manner that complies with applicable legal and stock exchange requirements, if any; or

         - by any other method the trustee considers fair and appropriate.

Portions of the senior debt securities selected for redemption will be in amounts of $1,000 or whole multiples of $1,000, except that if all of a holder's senior debt securities are to be redeemed, the entire outstanding amount will be redeemed. Either we or the trustee will mail notices of redemption by first class mail between 30 and 60 days before the redemption date to each holder of senior debt securities to be redeemed at the holder's registered address. If any senior debt security is to be redeemed in part only, the notice will state the portion of the principal amount to be redeemed. A new senior debt security, in principal amount equal to the unredeemed portion of the original senior debt security, will be issued in the name of the holder upon cancellation of the original senior debt security. On and after the redemption date, interest will no longer accrue on senior debt securities or the portions of senior debt securities called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

         Unless otherwise set forth in the prospectus supplement for any series of senior debt securities, the senior indenture does not require us to repurchase or redeem the senior debt securities at the option of the holders. In particular, the senior indenture does not have any repurchase or other covenants designed to protect the holders in the event of a highly leveraged transaction, a sale of assets, a takeover, a recapitalization or any other restructuring. The senior indenture provides that if repurchase rights are provided for in a prospectus supplement and amounts deposited in connection with all the repurchase rights are insufficient to pay the repurchase price of all senior debt securities having repurchase rights, then the trustee will select senior debt securities to be repurchased on a pro rata basis from the holders of the series who have repurchase rights and who elect to exercise the repurchase rights.

CERTAIN COVENANTS IN THE SENIOR INDENTURE

         MERGER, CONSOLIDATION OR SALE OF ASSETS. We may not consolidate or merge with another person, or sell or lease all of our property to another person, unless:

         - in the case of a consolidation or merger, we are the surviving corporation, or the successor or corporation is a domestic corporation;

         - the successor corporation or the person to which the sale or lease is made assumes all our obligations under the senior debt securities and the senior indenture in a supplemental indenture;

         - immediately after the transaction, we, or our successor, are not in default in the performance of a covenant or condition in the senior indenture;

         - we, or our successor, will have consolidated net worth immediately after the transaction equal to or greater than our consolidated net worth immediately preceding the transaction; and

         - the applicable rating agencies have reaffirmed or raised their ratings for asset-back securities that have been rated in whole or in part on the basis of our credit.

         REPORTS. As long as any senior debt securities are outstanding, we will file with the trustee and furnish to the holders of senior debt securities all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that we file with the SEC, including (a) Management's Discussion and Analysis of Financial Condition and Results of Operations, and (b) for the annual information only, a report by our certified independent accountants.

         If we are no longer subject to Section 13 or 15(d) of the Exchange Act, we nevertheless will continue to file this information and these reports with the SEC and the trustee and will continue to make the information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT UNDER THE SENIOR INDENTURE

         Each of the following constitutes an event of default under the senior indenture:

         - failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

         - failure to pay the principal or any premium on any senior debt security of that series when due;

         - failure to deposit any sinking fund payment, when due, for the senior debt securities of that series;

         - failure to comply with the provisions described above under "Certain Covenants in the Senior Indenture--Merger, Consolidation or Sale of Assets";

         - failure to comply with any of our other agreements in the senior indenture or the senior debt securities for 60 days after notice from the trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

         - a default by us or any of our subsidiaries under any mortgage, indenture or instrument of indebtedness that:

                  (a) is caused by a failure to pay the principal, premium, if any, or interest on the indebtedness before the expiration of its grace period, or

                  (b) results in the acceleration of the indebtedness before its express maturity,

                  and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment failure or acceleration, totals $5.0 million or more;

         - failure by us or any of our subsidiaries to pay more than $5.0 million of final judgments, which are not paid, discharged or stayed for a period of 60 days;

         - certain events of bankruptcy or insolvency with respect to us or any of our subsidiaries; and

         - any other event of default that may be provided for the senior debt securities of that series.

         If an event of default under the senior indenture occurs and is continuing, the trustee or holders of at least 25% of the total principal amount of that series may declare the principal amount (or, if any of the senior debt securities of that series are original issue discount senior debt securities, the lesser portion of the principal, premium, if any, and interest on the senior debt securities of that series), premium, if any, and accrued and unpaid interest to be due and payable immediately.

         In the case of an event of default arising from certain events of bankruptcy or insolvency, all principal, premium, if any, and interest on the outstanding senior debt securities will become due and payable without further action or notice.

         Holders of the senior debt securities may not enforce the senior indenture or the senior debt securities except as provided in the senior indenture. Subject to some limitations, holders of a majority (in principal amount) of the outstanding senior debt securities of a series may direct the trustee in its exercise of any trust or power for that series of senior debt securities. Except in the case of a default in payment, the trustee may withhold notice of a default if it determines that doing so is in the interest of the holders.

         If an event of default occurs as a result of the willful action (or inaction) of us or any of our subsidiaries, the primary purpose of which was avoiding the payment of any premium that we would have had to pay upon redemption of those senior debt securities, then an equivalent premium also will become immediately due and payable if the senior debt securities are repaid.

         The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive an existing or past default or event of default and their consequences. The holders must waive the rights in a written notice to the trustee. This does not apply, however, to defaults in payment or to covenants and other provisions that can only be modified or amended with the consent of each holder in that series, as described below under "Modifications and Amendments."

         The holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to some exceptions. If an event of default has occurred and is continuing, the trustee is required, when exercising its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to these provisions, the trustee is not required to exercise any of its rights or powers under the senior indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense.

         We are required to deliver to the trustee annually a statement regarding our compliance with the senior indenture. If we become aware of any event of default with respect to the senior debt securities or any mortgage, indenture or instrument, we are required to notify the trustee of the event of default and any action we have taken or plan to take in response to the event of default.

MODIFICATIONS AND AMENDMENTS

         Under the senior indenture, our rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in total principal amount of the outstanding senior debt securities of all series affected by the modification or amendment. Other changes, including the following, may not be made without the consent of each holder of the outstanding senior debt securities:

         - changes to the stated maturity of the principal or any installment of interest or principal;

         -        reductions in the principal, premium or interest due;

         - reductions in the amount of principal of an original issue discount senior debt security that will be due on acceleration of maturity;

         -        changes to the place or currency for payments;

         - impairment of the right to institute suit for the enforcement of payment;

         - reduction of the percentage of holders necessary to modify the senior indenture or waive our compliance with some of its provisions; or

         -        modifications to any of these requirements.

DEFEASANCE

         The senior indenture includes provisions that allow us to defease the senior debt securities. This means that we may discharge our entire indebtedness under any series of senior debt securities if we perform specific acts.
However, under the senior indenture, we are not allowed to discharge:

         - the rights of holders of the senior debt securities to receive payments for the principal, premium, if any, and interest on the senior debt securities when the payments are due;

         -        our obligations with respect to:

                  (a)      the issuance of temporary senior debt securities;

                  (b)      the registration of senior debt securities;

                  (c) the replacement of mutilated, destroyed, lost or stolen senior debt securities;

                  (d)      the maintenance of an office or agency for payment;
                           and

                  (e)      money for security payments that is held in trust;

         - the rights, powers, trusts, duties and immunities of the trustee, and our related obligations; and

         -        the defeasance provisions of the senior indenture.

         We also may discharge our obligations to comply with some of the covenants under the senior indenture. If we do this, our failure to perform as required by those covenants, will no longer constitute an event of default with respect to the senior debt securities of the series. Likewise, some of the other events that would be events of default will no longer have that effect. However, nonpayment, bankruptcy, receivership, rehabilitation and insolvency events will continue to constitute events of default notwithstanding defeasance as to any of the other covenants in the senior indenture.

         To defease any series of senior debt securities under the senior indenture:

         - we must deposit with the trustee, in trust, sufficient cash in U.S. dollars or government securities, or a combination of the two, to make all payments on the series of senior debt securities when due;

         - we must have delivered to the trustee an opinion of counsel confirming that holders of senior debt securities (a) will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and (b) will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

         - we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws;

         - no event of default has occurred on the date of the deposit or, in the case of events of default from bankruptcy or insolvency events, at any time in the period ending on the 91st day after the date of deposit;

         - the defeasance will not result in a breach or violation of, or constitute a default under, the senior indenture or any material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

         - we must deliver to the trustee an officers' certificate stating that the deposit was not made with the intent of preferring the holders of the senior debt securities over our other creditors; and

         - we must deliver to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent applicable to the defeasance have been complied with.

ABOUT THE TRUSTEE

         If an event of default occurs and is continuing, the trustee is required to exercise its rights and powers under the senior indenture, including its right to accelerate any series of senior debt securities or pursue other remedies to collect principal and interest. In exercising its rights and powers, the trustee is required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. As noted above, the holders of a majority in principal amount of the then outstanding senior debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders unless they have offered the trustee security and indemnity satisfactory to it.

         The senior indenture contains a number of limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims in various types of cases, or to realize on listed types of property that it claims as security or otherwise. The trustee will be permitted to engage in other transactions. If it acquires any conflicting interest and if the senior debt securities are in default, it must eliminate the conflict or resign. The trustee may resign or be removed, effective upon the appointment of a successor trustee.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

         This section summarizes the material terms and provisions of the subordinated debt securities and provisions of the subordinated indenture. Because this is only a summary, it does not contain all of the details found in the full text of the subordinated debt securities and the subordinated indenture. If you would like additional information, you should read the form of subordinated indenture and the form of subordinated debt securities, which will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus relates.

         The prospectus supplement relating to each series of subordinated debt securities will specify any restrictive covenants applicable to that series. Unless otherwise specified in the prospectus supplement, the subordinated debt securities will not impose any financial or leverage restrictions on us and will not require us to repurchase or redeem the subordinated debt securities in the event of a takeover, recapitalization or similar restructuring.

DEFINITIONS USED IN THE SUBORDINATED INDENTURE

         Set forth below are summaries of some of the defined terms used in the subordinated indenture. Please refer to the subordinated indenture for full definitions of these and other terms.

         "JUNIOR SUBORDINATED DEBT" means our indebtedness under our subordinated extendible notes and subordinated fixed-term notes issued pursuant to an indenture dated July 1, 1994, as subsequently amended and restated by and between us and Marine Midland Bank, as trustee.

         "SECURITIZATION TRANSACTION" means a public or private transfer of installment sales contracts, loans, leases or other receivables by which we directly or indirectly securitize a pool of specified installment sales contracts, loans, leases or other receivables.

         "SENIOR DEBT" means all our indebtedness, other than indebtedness created or evidenced by an instrument that expressly provides that the indebtedness is subordinated in right of payment to any of our other indebtedness. Senior debt includes, without limitation, our guarantee of indebtedness of any other person, including subordinated indebtedness of another person, unless the guarantee is expressly subordinated to any of our other indebtedness. Senior debt will not include our indebtedness under the subordinated debt securities or the junior subordinated debt.
Senior debt also will not include:

         - our indebtedness to any of our subsidiaries or other affiliates; or

         - indebtedness we incurred to purchase goods or services in the ordinary course of business, except for goods or services purchased with the proceeds of revolving credit borrowings permitted by the subordinated indenture.

SUBORDINATION

         The subordinated debt securities will be subordinate and subject in right of payment, in the manner and to the extent described in the subordinated indenture, to the prior payment in full of all senior debt. If we make a distribution to our creditors, then the holders of senior debt will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all senior debt, before the holders of subordinated debt securities are entitled to receive any payment or distribution. This will not apply to:

         - securities of us or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to the senior debt to substantially the same extent as, or to a greater extent than, the subordinated debt securities; and

         - payments of assets from any defeasance trust that have been on deposit for 90 consecutive days without the occurrence of blocked payment on the related series of subordinated debt securities.

Until the senior debt is paid in full, any payment to which the holders of subordinated debt securities would be entitled will be paid or delivered by us, or any other person making the payment or distribution, directly to the holders of senior debt or someone acting on their behalf. We may not make any payments on the account of the subordinated debt securities, or on account of the purchase or redemption or other acquisition of the subordinated debt securities, if there has occurred and is continuing any default in payment on any senior debt.

         If the trustee receives any payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of senior debt or someone acting on their behalf for application to the payment of senior debt. This subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

         Because of the subordination of the subordinated debt securities, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. There also may be an interruption of scheduled interest and principal payments resulting from events of default on senior debt.

MERGER, CONSOLIDATION AND SALE OF ASSETS

         The subordinated indenture provides that we may, without the consent of the holders of the subordinated debt securities, consolidate or merge with or sell or lease all of our property to a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that:

         - any successor entity assumes by supplemental indenture our obligations on the subordinated debt securities and under the subordinated indenture; and

         - after giving effect to the transaction, no event of default, and no event which, after the passage of time, would become an event of default, will have occurred and be continuing under the subordinated indenture.

EVENTS OF DEFAULT UNDER THE SUBORDINATED INDENTURE

         The following are events of default under the subordinated indenture:

         -        failure that continues for 30 days to pay interest when due;

         -        failure to pay the principal or any premium when due;

         -        failure to deposit any sinking fund payment when due;

         - failure to perform, or breach of, any other covenant or warranty (with some exceptions) in the subordinated indenture or the subordinated debt securities continued for 60 days after written notice;

         - an event of default under any indenture or instrument under which we or our subsidiaries have outstanding indebtedness of $5.0 million or more, other than as part of a securitization transaction, the maturity of which has been accelerated and the acceleration has not been rescinded or annulled within 60 days;

         -        certain events of bankruptcy, insolvency or reorganization;

         - the entry against us or any subsidiary of a final judgment, judicial decree or order for the payment of money in excess of $5.0 million that remains unpaid, unvacated, unbounded or unstayed for a period of 60 days; or

         - any other event of default that may be provided for the subordinated debt securities of that series.

         If an event of default occurs and is continuing, then the trustee or the holders of at least 25% of the principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or, if any of the subordinated debt securities of that series are original issue discount subordinated debt securities, the lesser portion of the principal amount specified in the terms of that series) specified in the terms of that series of all the subordinated debt securities of that series to be due and payable immediately. To do this, the trustee or holders must give written notice as provided in the subordinated indenture. However, in the case of certain events of bankruptcy, insolvency or reorganization, the principal amount (or specified portion) of the subordinated debt securities will become due and payable immediately, without notice.

         After a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority of the total principal amount of the outstanding subordinated debt securities of that series may, under some circumstances, rescind and annul the acceleration.

         Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of subordinated debt securities, unless the holders have offered the trustee reasonable security or indemnity. Subject to the provisions for the indemnification of the trustee and certain other limitations, the holders of a majority of the total principal amount of the outstanding subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the subordinated debt securities of that series.

         We are required to furnish to the trustee annually a statement regarding our compliance with all the conditions and covenants under the subordinated indenture.

MODIFICATION AND WAIVER

         Under the subordinated indenture, our rights and obligations and the rights of the holders of subordinated debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in total principal amount of the outstanding subordinated debt securities of all series affected by the modification or amendment. Other changes, including the following changes, may not be made without the consent of each holder of the outstanding subordinated debt securities affected:

         - changes to the stated maturity of the principal or any installment of interest or principal;

         -        reductions in the principal, premium or interest due;

         - reductions in the amount of principal of an original issue discount subordinated debt security due upon acceleration of maturity;

         -        changes in the place or currency for payments;

         - impairment of the right to institute suit for the enforcement of payment;

         - reduction in the percentage of holders necessary to modify or waive compliance with some provisions of the subordinated indenture; or

         - modifications to any of these provisions, or to any of the provisions relating to waivers of past defaults and defeasance of certain obligations, except for some stated modifications.

         The holders of not less than a majority in total principal amount of the outstanding subordinated debt securities of each series may, on behalf of the holders of all subordinated debt securities of that series, waive our compliance with some of the restrictive provisions of the subordinated indenture. The holders of not less than a majority in total principal amount of the outstanding subordinated debt securities of each series may, on behalf of the holders of all subordinated debt securities of that series, waive any past default under the subordinated indenture for subordinated debt securities of that series, except for a default:

         - in payments, other than amounts due and payable solely upon acceleration; or

         - for a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of the series affected.

Additionally, the definition of "senior debt" in the subordinated indenture may not be amended or modified in a manner adverse to the holders of the senior debt without the consent of the holders of all senior debt affected.

DEFEASANCE

         We may be discharged from all of our obligations with respect to the subordinated debt securities of any series, other than our obligations:

         - to register the transfer or exchange of the subordinated debt securities;

         - to replace destroyed, stolen, lost or mutilated subordinated debt securities; and

         - to maintain paying agencies and hold money for payment in trust.

This will occur on the 91st day after the date of deposit with the trustee of money or U.S. government obligations, or a combination of the two, in an amount sufficient to make all payments the subordinated debt securities when due.

         Any discharge of our indebtedness under the subordinated debt securities is also subject to other conditions, including the limitation that the discharge may only occur if:

         - the discharge will not cause the holders of the subordinated debt securities to recognize income, gain or loss for federal income tax purposes;

         - the holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case had the deposit, defeasance and discharge not occurred; and

         - the discharge will not cause any of our outstanding subordinated debt securities then listed on the New York Stock Exchange or other securities exchange to be de-listed.

         We may elect not to comply with any term, provision or condition of a particular covenant relating to the subordinated debt securities of a series. To do this, we must deposit with the trustee money, U.S. government obligations, or a combination of the two, in an amount sufficient to make all payments on the subordinated debt securities when due. This "covenant" defeasance is also subject to other conditions, including:

         - the delivery to the trustee of an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the subordinated debt securities to recognize income, gain or loss for federal income tax purposes; and

         - that the holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case had the deposit and defeasance not occurred.

         If we elect not to comply with some of the covenants under the subordinated indenture and the stated maturity of the subordinated debt securities is accelerated because of an event of default, then even though the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due at the time of stated maturity, the amount may not be sufficient to pay amounts due at the time of the acceleration.
In that case, we will remain liable for all the payments required.

ABOUT THE TRUSTEE

         If an event of default occurs and is continuing, the trustee is required to exercise its rights and powers under the subordinated indenture, including its right to accelerate any series of subordinated debt securities or pursue other remedies to collect principal and interest. In exercising its rights and powers, the trustee is required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. As noted above, the holders of a majority in principal amount of the then outstanding subordinated debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders unless they have offered the trustee security and indemnity satisfactory to it.

         The subordinated indenture contains a number of limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims in various types of cases, or to realize on listed types of property that it claims as security or otherwise. The trustee will be permitted to engage in other transactions. If it acquires any conflicting interest and if the subordinated debt securities are in default, it must eliminate the conflict or resign. The trustee may resign or be removed, effective upon the appointment of a successor trustee.

                         DESCRIPTION OF PREFERRED STOCK

         This section summarizes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of any series of preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

         Because this is only a summary, it does not contain all of the details found in the full text of the certificate of designation containing the rights and preferences of the preferred stock. The certificate of designation will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus relates. For additional information, please read the full text of the certificate of designation.

GENERAL

         Under our articles of incorporation, as amended, we are authorized without further shareholder action to issue shares of preferred stock, $.01 par value, in one or more series. For shares of any series of preferred stock, our board of directors may determine:

         -        the number of shares and their designation or title;

         -        rights as to dividends;

         -        whether and upon what terms the shares will be redeemable;

         - the rights of holders upon the dissolution or distribution of our assets;

         - whether and upon what terms a sinking fund will be used to purchase or redeem the shares;

         -        whether and upon what terms the shares may be converted;

         -        the voting rights, if any, that will apply; and

         - any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the series.

         The preferred stock will, when issued, be fully paid and nonassessable. It will not provide the holders with preemptive rights to subscribe for any additional securities we may issue. The transfer agent and registrar for the preferred stock will be specified in the prospectus supplement.

         The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms of that series, including:

         - the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

         -        the initial public offering price of the preferred stock;

         - the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will start to cumulate;

         -        any redemption or sinking fund provisions;

         - whether, under what circumstances and in what manner the preferred stock may be converted; and


         - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

         We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary.

DIVIDENDS

         Subject to the preferential rights as to dividends of holders of other series of our capital stock ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of funds that we legally may use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates. The rates may be fixed or variable or both. If variable, the prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

         The prospectus supplement also will state whether the dividends on any series of the preferred stock will be cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of the preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period, and we will not be obligated to pay the dividend for that dividend period, whether or not the board of directors declares a dividend on that series on any subsequent date.

         Our board of directors will not declare or pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on all series of preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends have been paid (or declared and payment is set aside) on any of our capital stock ranking equal with the preferred stock as to dividends:

         - we will declare any dividends pro rata among the preferred stock of each series offered under this prospectus and any other preferred stock ranking equal with the preferred stock offered under this prospectus (i.e., the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

         - other than these pro rata dividends, we will not declare or pay any dividends or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation); and

         - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock ranking junior to the preferred stock as to dividends and upon liquidation).

         We will not pay any interest or sum of money in lieu of interest with respect to any dividend payment or payments on any series of the preferred stock which have not been made when due.

REDEMPTION AND REPURCHASE

         A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the prospectus supplement. Preferred stock that we redeem will again become authorized but unissued shares of preferred stock that we may issue in the future.

         If a series of the preferred stock is subject to mandatory redemption, the prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to the redemption date. The prospectus supplement also will specify whether the redemption price will be payable in cash or other property. If the redemption price is payable only from the net proceeds of the issuance of our capital stock, the terms of the series of preferred stock may provide that if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay the full redemption price, then the applicable shares of the preferred stock automatically and mandatorily will be converted into shares of another series of capital stock pursuant to conversion provisions specified in the prospectus supplement.

         If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

         Even though the terms of a series of preferred stock may permit redemption of the preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not redeem less than all of the shares of that series of preferred stock until all dividends past due have been paid. However, we may purchase or acquire preferred stock of the series pursuant to a purchase or exchange offer, so long as the offer is made on the same terms to all holders of the series of preferred stock.

         We will give notice of a redemption by mail to each record holder of the shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock register. Each notice will state:

         -        the redemption date;

         - the number of shares and series of the preferred stock to be redeemed;

         -        the redemption price;

         - the place or places where holders can surrender their preferred stock certificates for payment of the redemption price;

         - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

         - the date upon which any conversion rights as to the shares, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we also will specify in the notice the number of shares to be redeemed from the holder.

         If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

         - the dividends on the shares of preferred stock called for redemption will no longer accrue;

         -        those shares will no longer be considered outstanding; and

         - the holders will no longer have any rights as shareholders with respect to those shares except the right to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds we provided. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

CONVERSION OR EXCHANGE

         If any series of preferred stock may be converted or exchanged into shares of common stock, another series of preferred stock or debt securities, the prospectus supplement will state the terms on which shares of that series may be converted or exchanged.

RIGHTS UPON LIQUIDATION

         Unless the prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock, and any other preferred stock ranking equal with that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution:

         - liquidation distributions in the amount stated in the prospectus supplement; and

         - all accrued and unpaid dividends (whether or not earned or declared) for the current dividend period and, if the series of preferred stock is cumulative, for all prior dividend periods before any distribution is made to holders of any securities ranking junior to the series of preferred stock. However, this right will be subject to any preferential rights of holders of our capital stock ranking prior to the series of preferred stock under these circumstances.

         Unless otherwise provided in the applicable prospectus supplement, neither the sale of all of our assets nor our merger or consolidation with any other corporation will be deemed to be a dissolution, liquidation or winding up of our business. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, our assets that are available for distribution are insufficient to pay in full all amounts due to the holders of securities ranking equal with the series of the preferred stock, then we will make a pro rata distribution to holders of our securities ranking equal with the preferred stock of that series. After we pay the full amount of the liquidation distribution to which holders of the series of preferred stock are entitled, the holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

         Unless otherwise provided in the prospectus supplement, the holders of preferred stock will not be entitled to vote except as set forth below or as otherwise required by the Minnesota Business Corporation Act.

         If we issue shares of a series of preferred stock, each share will be entitled to one vote on matters on which holders of the series are entitled to vote. On matters on which holders of the series and holders of any other series of preferred stock are entitled to vote as a single class, voting power of the series will depend on the number of shares in the series, not the total stated value, liquidation preference or initial offering price of the shares of the series.

         A series of the preferred stock also may have other voting rights, such as upon the occurrence of some events or relative to the taking of some actions. The prospectus supplement will describe any special voting rights relating to the series of preferred stock.

         As more fully described under "Description of Depositary Shares" below, if we elect to provide for the issuance of depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

                        DESCRIPTION OF DEPOSITARY SHARES

         This section summarizes the general provisions of the depositary shares represented by depositary receipts that may be offered by this prospectus, including the related deposit agreement. The prospectus supplement will describe the specific terms of the depositary shares offered under that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares. Because this is only a summary, it does not contain all of the details found in the full text of the depositary receipts and the deposit agreement. If you would like additional information, you should read the applicable forms of depositary receipt and deposit agreement, which will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus relates.

GENERAL

         We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of preferred stock.

         The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

         While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.

WITHDRAWAL OF PREFERRED STOCK

         If you surrender depositary receipts at the principal office of the depositary you will be entitled to receive at that office the number of shares of preferred stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preferred stock. Accordingly, if you deliver depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your preferred stock. You will no longer be entitled to deposit the shares of preferred stock you have withdrawn under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock. There may be no market for the withdrawn shares of preferred stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.

         If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

         The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

REDEMPTION AND REPURCHASE OF DEPOSITED PREFERRED STOCK

         If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of preferred stock held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, the holders will have no rights other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when holders surrender their depositary receipts to the depositary.

         Depositary shares are not subject to repurchase at the option of the holders. However, if shares of preferred stock underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited preferred stock at the price specified in the prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of preferred stock from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying preferred stock. The repurchase price per depositary share will equal the repurchase price per share of the underlying preferred stock multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.

VOTING OF DEPOSITED PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary shares. Each record holder of depositary shares on the record date (which will be the same date as the record date for the holders of the related preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares.

CONVERSION AND EXCHANGE OF DEPOSITED PREFERRED STOCK

         If we provide for the exchange of the preferred stock underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the preferred stock to be exchanged, so long as we have issued and deposited with the depositary the securities for which the preferred stock is to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying preferred stock multiplied by the fraction of that share represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.

         Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares if preferred stock underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited preferred stock into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of our securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying preferred stock multiplied by the fraction of that preferred share represented by one depositary share. If we convert or exchange only some of the depositary shares evidenced by a depositary receipt, we will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.

TAXATION

         Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, for U.S. federal income tax purposes, they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

         - no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

         - the tax basis of each preferred share to an exchanging owner of depositary shares will, upon the exchange, be the same as the total tax basis of the depositary shares exchanged for the preferred stock; and

         - the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period during which the owner held the depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.

MISCELLANEOUS

         The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

         Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent, and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                           DESCRIPTION OF COMMON STOCK

GENERAL

         As of June 30, 1999, 39,260,938 shares of our common stock were outstanding. 50,835,688 undesignated shares, $.01 par value, remain authorized and unissued. We may issue these undesignated shares as common stock or as another class (including preferred stock) or series and with whatever rights and preferences may be determined by our board of directors. As of June 30, 1999, 9,903,374 of the authorized, unissued shares had been reserved for issuance as common stock upon the exercise of stock options, warrants or other rights granted.

         Subject to the prior rights of any class or series of preferred stock then outstanding, holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. Subject to any rights of any outstanding preferred stock, all voting rights are vested in the holders of common stock. Each share of common stock is entitled to one vote. Subject to the prior rights of any class or series of preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata any assets we may distribute to stockholders. Holders of common stock do not have any preemptive right to subscribe for additional securities that we issue. The outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Norwest Bank Minnesota, National Association, South St. Paul, Minnesota.

SHAREHOLDER RIGHTS PLAN ("POISON PILL")

         Each share of our common stock has one preferred stock purchase right attached to it. Each whole purchase right entitles the holder to buy one one-hundredth of a share of our Class A preferred stock at an initial per share price of $90, subject to adjustment. Subject to some exceptions, the purchase rights become exercisable 10 days after a person or group (a) acquires beneficial ownership of 20% or more of our outstanding common stock, or (b) announces a tender or exchange offer for 20% or more of our common stock. If the purchase rights become exercisable, a holder generally will be entitled to acquire common stock having a value equal to twice the exercise price of the purchase right. If we are acquired in a merger or other business combination transaction, or if 50% or more of our assets or earning power is sold, mortgaged or transferred, each purchase right will entitle its holder to purchase, at the purchase right's exercise price, that number of shares of the acquiring company's common stock having a market value of twice the purchase right's exercise price. Until a purchase right is exercised, the holder will not have any rights as a shareholder, including the right to vote or receive dividends.

         At any time after the purchase rights become exercisable, our board of directors may exchange them, in whole or in part, at an exchange ratio of one share of common stock per purchase right, subject to adjustment. In addition, after the acquisition by a person of 20% or more of our outstanding common stock but before the tenth day following the acquisition, our board of directors will be entitled to redeem the purchase rights, at $.01 per right, upon approval of a majority of the "continuing directors," as defined. The purchase rights will expire at the close of business on October 28, 2006, if not previously redeemed or exercised.

         The purchase rights may have an anti-takeover effect. They will cause substantial dilution to any person or group that attempts to acquire us unless the offer is conditional on a substantial number of purchase rights being acquired. However, the purchase rights should not affect any prospective offeror willing to make an offer that our board of directors determines is at an equitable price and is otherwise in our and our shareholders' best interests. The purchase rights also should not interfere with any merger or other business combination approved by our board of directors because the board of directors may redeem the rights at any time before the tenth day following an acquisition by a person or group of 20% or more of our outstanding common stock.

         This summary of some terms of the purchase rights is not complete. If you would like additional information, you should read the full text of the related rights agreement, which has been incorporated by reference as an exhibit to the registration statement to which this prospectus relates.

MINNESOTA ANTI-TAKEOVER LAWS

         We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.

         In general, Section 302A.671 provides that a corporation's shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

         In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation's voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.
Section 302A.673 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed transaction or the interested shareholder's acquisition of shares before the interested shareholder becomes an interested shareholder.

         If a tender offer is made for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer.
Section 302A.675 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

                       DESCRIPTION OF SECURITIES WARRANTS

         We may issue warrants for the purchase of debt securities, preferred stock or common stock. This section summarizes the general terms and provisions of the securities warrants, warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. If you would like additional information, you should read the applicable form of warrant agreement and form of warrant certificate, which will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus relates.

         We may issue securities warrants alone or together with other securities offered by the prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.

GENERAL

         If we offer securities warrants, the applicable prospectus supplement will describe the terms of the warrants. If securities warrants for the purchase of debt securities are offered, the prospectus supplement will describe the terms of those securities warrants, including the following, if applicable:

         -        the offering price;

         - the currencies in which the securities warrants will be offered;

         - the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

         - the designation and terms of any series of securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

         - the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

         - the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

         - the date on which the right to exercise the securities warrants begins and expires;

         - whether the securities warrants will be issued in registered or bearer form;

         -        a discussion of material U.S. federal income tax consequences;
                  and

         -        any other terms of the securities warrants.

         If we offer securities warrants for the purchase of preferred stock or common stock, the prospectus supplement will set forth the specific terms and provisions of those securities warrants, including the following if applicable:

         -        the offering price;

         - the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise of the securities warrants;

         - the designation and terms of the series of securities with which the securities warrants are being offered, and the number of securities warrants being offered with each security;

         - the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

         - the number of shares of preferred stock or common stock that may be purchased if a holder exercises any one securities warrant and the price at which the preferred stock or common stock may be purchased upon exercise;

         - the date on which the right to exercise the securities warrants begins and expires;

         - a discussion of any material U.S. federal income tax consequences; and

         -        any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

         A holder of warrant certificates may:

         - exchange them for new warrant certificates of different denominations;

         - present them for registration of transfer, if they are in registered form; and

         - exercise them at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, holders of the securities warrants will not have any of the rights of holders of debt securities, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock or common stock are exercised, holders of the securities warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive payments of dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

         Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price described in the prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

         Holders of securities warrants may exercise them by:

         - delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

         - properly completing and signing the reverse side of their warrant certificate(s); and

         - delivering their warrant certificate(s) to the warrant agent within the time specified by the prospectus supplement.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when we receive payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the debt securities, preferred stock or common stock, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate we will issue to you a new warrant certificate for the unexercised amount of securities warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS

         We may amend or supplement a warrant agreement without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.

COMMON STOCK WARRANT ADJUSTMENTS

         The exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

         - if we issue capital stock as a dividend or distribution on the common stock;

         -        if we subdivide or combine the common stock;

         - if we issue rights or warrants to all holders of common stock entitling them (within the period expiring 45 days after the record date for determining the stockholders entitled to receive the rights or warrants) to subscribe for or purchase common stock at less than the current market price, as defined in the warrant agreement; or

         - if we distribute to all holders of common stock evidences of our indebtedness or our assets (excluding some cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

If we distribute any rights or warrants to acquire capital stock, as described above, pursuant to which separate certificates representing the rights will be distributed after the initial distribution of the rights, the subsequent distribution will be considered to be the actual distribution. However, instead of adjusting the exercise price of and the number of shares of common stock covered by a common stock warrant upon a distribution of separate certificates representing the right to acquire capital stock, we may make arrangements so that:

         - each holder of a common stock warrant who exercises the warrant, or any portion of it, before the record date for the distribution of separate certificates will be entitled to receive shares of common stock issued with the rights; and

         - each holder of a common stock warrant who exercises the warrant, or any portion of it, after the record date but before the date the rights expire or are redeemed or terminated will be entitled to receive, in addition to the shares of common stock underlying the warrant, the same number of rights as would the holder of the number of shares of common stock to which the warrant holder would have been entitled if he or she exercised the warrant immediately before the record date for the distribution.

Common stock owned by or held on our account or that of any majority-owned subsidiary will not be considered to be outstanding for the purpose of any adjustment.

         The exercise price and number of shares of common stock underlying a common stock warrant will not be adjusted if cash dividends or distributions are made regularly or paid from retained earnings. An adjustment will not be required unless it results in a change of 1% or more of the exercise price. Any required adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. Moreover, any adjustment that is not made at the time of the event requiring the adjustment must be made no later than three years after the occurrence of the event. Except as stated above, the exercise price and number of shares of common stock underlying a common stock warrant will not be adjusted for the issuance of common stock or securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

         If one of the following occurs:

         - a reclassification or change of the common stock, other than changes in par value;

         - a consolidation or merger involving us except where we are the continuing corporation and reclassification or change of the common stock is involved; or

         - a sale or conveyance to another corporation of all or substantially all of our property and assets;

then the holders of the common stock warrants will be entitled to convert their common stock warrants into the kind and amount of securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance, had the common stock warrants been exercised immediately before the reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

         We may offer and sell the securities offered by this prospectus in any of three ways:

         -        through agents;

         -        through underwriters or dealers; or

         -        directly to one or more purchasers.

The securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale or at prices related to the prevailing market prices.

         The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

         -        the securities offered;

         -        the price of the securities;

         -        the proceeds to us from the sale of the securities;

         - the names of the securities exchanges, if any, on which the securities are listed;

         -        the name of underwriters or agents;

         - any underwriting discounts, agency fees or other compensation to underwriters or agents; and

         -        any discounts or concessions allowed or paid to dealers.

         We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under "delayed delivery contracts" that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the prospectus supplement. The prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.

         Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. Under agreements with us, underwriters, dealers and agents may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contributions for any payments the underwriters, dealers or agents are required to make with respect to some civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

         Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than the common stock, will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities. However, these underwriters will not be obligated to make a market in the securities and may discontinue any market-making at any time without notice. We cannot assure you that the trading market for any of the securities will be or remain liquid at any time.

                                     EXPERTS

         Our consolidated financial statements for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing with the financial statements in our Annual Report on Form 10-K for the year ended December 31, 1998. The financial statements, and the report of Ernst & Young, are incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, in reliance upon the report given upon the authority of Ernst & Young as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the securities will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires the filing of certain information with the SEC, including annual, quarterly and special reports, proxy statements and other information. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

         New York Regional Office            Chicago Regional Office
         Seven World Trade Center            Citicorp Center
         Suite 1300                          500 West Madison Street, Suite 1400
         New York, NY 10048                  Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the NYSE, you should call 1-212-656-5060.

         This prospectus and the accompanying prospectus supplements are part of a registration statement we filed with the SEC (Registration No. 333- ). The registration statement and the exhibits filed with it contain additional information about us and the securities offered under this prospectus. The registration statement and the exhibits filed with it are also available at the SEC locations listed above and on the SEC's web site.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities offered under this registration statement.

         a. Annual Report on Form 10-K for the year ended December 31, 1998, filed March 24, 1999;

         b.       Current Report on Form 8-K dated March 5, 1999, filed March 8,
                  1999;

         c. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 14, 1999;

         d.       Current Report on Form 8-K dated May 21, 1999, filed May 21,
                  1999;

         e. Amendment to Quarterly Report on Form 10-Q/A-1 for the quarter ended March 31, 1999, filed July 28, 1999;

         f. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed July 28, 1999;

         g. the description of our common stock contained in our registration statement on Form 8-A filed March 22, 1996; and

         h. the description of our Rights Agreement contained on our registration statement on Form 8-A filed on November 7, 1996, as amended by those amendments to our registration statement on Form 8-A filed January 20, 1998, and October 8, 1998.

         You may request a free copy of any of the above filings by writing or calling:

                             Arcadia Financial Ltd.
                            Arcadia Financial Center
                          7825 Washington Avenue South
                              Minneapolis, MN 55439
                              Attention: Secretary
                                 (612) 942-9880

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The table below sets forth expenses in connection with the issuance and distribution of the securities registered by this prospectus. All fees and expenses other than the SEC registration fee are estimated. The expenses listed will be paid by Arcadia Financial.

         SEC Registration Fee.............................................. $     26,708
         Accounting Fees and Expenses......................................       10,000
         Legal Fees and Expenses...........................................       10,000
         Printing Expenses.................................................       20,000
         Blue Sky and legal investment fees and related expenses                   2,000
         Miscellaneous (including listing fees, if applicable)                     1,292
                                                                                --------
                  Total....................................................   $   70,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Business Corporation Act requires corporations to indemnify any person who is made or threatened to be made a party to any proceeding, by reason of the person's former or present official capacity, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding this right of indemnification, and reference is made to Section 302A.521 for a complete statement of indemnification rights. The general effect of Minnesota Statutes Section 302A.521 is to require Arcadia Financial to reimburse (or pay on behalf of) our directors and officers with respect to any personal liability that may be imposed on them for certain acts performed in their capacity as our directors and officers, except where they have not acted in good faith.

         Article 6 of our restated bylaws, as amended, provides that our directors, officers, employees and agents, past or present, and persons serving as directors, officers, employees and agents of another corporation or entity at Arcadia Financial's request, shall be indemnified by Arcadia Financial for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes Section 302A.521.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
  1.1             Underwriting Agreement (to be filed subsequently by Form 8-K).

  3.1 Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended
                  December 31, 1998).

  3.2 Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

  4.1             Rights Agreement dated as of November 1, 1996, between the
                  Registrant and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A filed November
                  7, 1996).


                                       41

  4.2 Amendment No. 1 to Rights Agreement, dated January 16, 1998, to Rights Agreement, dated as of November 1, 1996 between Arcadia Financial Ltd. and Norwest Bank Minnesota, N.A.
                 (incorporated by reference to Exhibit 4.1 to the Registrant's
                 Current Report on Form 8-K dated January 8, 1998 and filed
                 January 20, 1998).

  4.3            Amendment No. 2 to Rights Agreement, dated October 5, 1998, to
                 Right Agreement, dated as of November 1, 1996 between the Registrant and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated September
                 30, 1998 and filed October 8, 1998).

  4.4 Indenture dated as of March 12, 1997, between the Registrant and Norwest Bank Minnesota, National Association, as Trustee
                 (incorporated by reference to Exhibit 4.1 to the Registrant's
                 Current Report on Form 8-K dated March 12, 1997 and filed
                 March 18, 1997).

  4.5 Form of Indenture relating to Subordinated Debt Securities (to be filed by amendment).

  4.6 Form of Common Stock Warrant Agreement (to be filed by amendment).

  4.7 Form of Preferred Stock Warrant Agreement (to be filed by amendment).

  4.8 Form of Debt Securities Warrant Agreement (to be filed by amendment).

  4.9            Form of Deposit Agreement (to be filed by amendment).

  5.1 Opinion and consent of Dorsey & Whitney LLP regarding the legality of the securities (to be filed by amendment).

  12.1 Computation of Ratio of Earnings to Fixed Charges (filed herewith).

  12.2           Computation of Ratio of Earnings to Fixed Charges and
                 Preferred Stock Dividends (filed herewith).

  23.1           Consent of Dorsey & Whitney LLP (to be filed by amendment).

  23.2           Consent of Ernst & Young LLP (to be filed by amendment).

  24.1           Power of Attorney (filed herewith).

  25.1           Statement of Eligibility of Norwest Bank Minnesota, National
                 Association, with respect to the Senior Debt Securities (filed herewith).

  25.2 Statement of Eligibility of trustee with respect to the Subordinated Debt Securities (to be filed subsequently by Form
                 8-K).


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

         (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 17, 1999.

                                              ARCADIA FINANCIAL LTD.

                                              /s/ Richard A. Greenawalt
                                              -----------------------------
                                              Richard A. Greenawalt
                                              Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         NAME                                        TITLE                                       DATE
        ------                                      -------                                     ------
/s/ Richard A. Greenawalt                      Chief Executive Officer and Director          August 17, 1999
--------------------------------------         (Principal Executive Officer)
Richard A. Greenawalt


/s/ Robert A. Marshall                         President, Chief Operating Officer            August 17, 1999
--------------------------------------         and Director
Robert A. Marshall


/s/ John A. Witham                             Executive Vice President and                  August 17, 1999
--------------------------------------         Chief Financial Officer
John A. Witham                                 (Principal Financial Officer)


/s/ Brian S. Anderson                          Senior Vice President,                        August 17, 1999
--------------------------------------         Corporate Controller and
Brian S. Anderson                              Assistant Secretary
                                               (Principal Accounting Officer)

     *                                         Chairman of the Board                         August 17, 1999
--------------------------------------
Warren Kantor

     *                                         Director                                      August 17, 1999
--------------------------------------
Scott H. Anderson

     *                                         Director                                      August 17, 1999
--------------------------------------
Robert J. Cresci

     *                                         Director                                      August 17, 1999
--------------------------------------
James L. Davis


*By: /s/ Richard A. Greenawalt                                                               August 17, 1999
    ----------------------------------


       Attorney-in-fact**

---------------
** Executed on behalf of the indicated persons by Richard A. Greenawalt, pursuant to the Power of Attorney included as Exhibit 24.1 to this registration statement.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------          --------------
   1.1            Underwriting Agreement (to be filed subsequently by Form 8-K).

   3.1 Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended
                  December 31, 1998).

   3.2 Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

   4.1            Rights Agreement dated as of November 1, 1996, between the
                  Registrant and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A filed November
                  7, 1996).

   4.2 Amendment No. 1 to Rights Agreement, dated January 16, 1998, to Rights Agreement, dated as of November 1, 1996 between Arcadia Financial Ltd. and Norwest Bank Minnesota, N.A.
                  (incorporated by reference to Exhibit 4.1 to the Registrant's
                  Current Report on Form 8-K dated January 8, 1998 and filed
                  January 20, 1998).

   4.3            Amendment No. 2 to Rights Agreement, dated October 5, 1998, to
                  Right Agreement, dated as of November 1, 1996 between the Registrant and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated September
                  30, 1998 and filed October 8, 1998).

   4.4 Indenture dated as of March 12, 1997, between the Registrant and Norwest Bank Minnesota, National Association, as Trustee
                  (incorporated by reference to Exhibit 4.1 to the Registrant's
                  Current Report on Form 8-K dated March 12, 1997 and filed
                  March 18, 1997).

   4.5 Form of Indenture relating to Subordinated Debt Securities (to be filed by amendment).

   4.6 Form of Common Stock Warrant Agreement (to be filed by amendment).

   4.7 Form of Preferred Stock Warrant Agreement (to be filed by amendment).

   4.8 Form of Debt Securities Warrant Agreement (to be filed by amendment).

   4.9            Form of Deposit Agreement (to be filed by amendment).

   5.1 Opinion and consent of Dorsey & Whitney LLP regarding the legality of the securities (to be filed by amendment).

   12.1 Computation of Ratio of Earnings to Fixed Charges (filed herewith).

   12.2           Computation of Ratio of Earnings to Fixed Charges and
                  Preferred Stock Dividends (filed herewith).

   23.1           Consent of Dorsey & Whitney LLP (to be filed by amendment).

   23.2           Consent of Ernst & Young LLP (to be filed by amendment).

   24.1           Power of Attorney (filed herewith).


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

   25.1           Statement of Eligibility of Norwest Bank Minnesota, National
                  Association, with respect to the Senior Debt Securities (filed herewith).

   25.2 Statement of Eligibility of trustee with respect to the Subordinated Debt Securities (to be filed subsequently by Form
                  8-K).


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